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THE PRINCETON REVIEW, INC.
PRELIMINARY 2004 THIRD QUARTER RESULTS
CONFERENCE CALL
October 20, 2004
10:00 a.m. EST

Operator:  Good day, and welcome, everyone, to the Princeton Review preliminary third quarter earnings conference call and webcast.  This call is being recorded.  At this time for opening remarks and introductions, I would like to turn the call over to Ms. Sandy O’Keefe.  Please go ahead, ma’am.

Sandy O’Keefe:  Thank you, operator, and good morning, everyone.  We appreciate your joining us today on such short notice.  This morning the Princeton Review issued a press release providing preliminary results for its third quarter ended September 30th, 2004.  If you have not received a copy of the release, you can access it on the company’s website at www.Princetonreview.com or you may contact Harriet Brand at 212-874-8282, and she will forward one to you right away

On the call to speak with you today are John Katzman, Chief Executive Officer and founder of the Princeton Review, mark Chernis, Chief Operating Officer and Steve Melvin, Chief Financial Officer.  Before we begin please note that all statements made by the Company’s management during this conference call that are not historical fact are forward-looking statements within the meaning of Section 21-E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by words such as “believe, intend, expect, may, could, would, will, should, plan, project, contemplate, anticipate,” or similar statements.  Because these statements reflect the Princeton Review’s current views concerning future events, these forward-looking

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statements are subject to risks and uncertainties.  The Princeton Review’s actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to demand for the company’s products and services, the company’s ability to compete effectively and adjust to rapidly changing market dynamics, the timing of revenue recognition from significant contracts with schools and school districts, market acceptance of the company’s newer products and services, continued federal and state focus on assessment and remediation in K-12 education and the other factors described under the caption “risk factors” in the Princeton Review’s annual report on Form 10-K for the year ended December 31st, 2003 filed with the Securities and Exchange Commission.  The Princeton Review undertakes no obligation to update publicly any forward-looking statements made during this conference call.

In addition please note that the financial results that will be discussed on this call are preliminary and subject to the company’s management and independent auditors completing their customary quarterly closing and review procedures.

I’ll now turn the call over to John Katzman.  John?

John Katzman - Chairman and CEO:  Thank you, Sandy, and good morning, everyone.  We’re extremely disappointed about the Q3 revenue and EPS shortfalls.  The purpose of this call is to provide you with as clear an understanding as possible of the factors which contributed to the quarter’s lower than expected results.  In the Test Prep division, strong SAT sales this quarter were not enough to offset weak sales of LSAT and GMAT courses.

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This is a grad intensive quarter.  Score improvements and customer satisfaction ratings of our new LSAT course are exceeding expectations.  We’re confident we can meaningfully increase our market share here over the coming months.  But the change-over to the new course hurt sales this fall, it’s a long course and kids were just coming back to school.

Further, our GMAT enrollment continues to fall alongside of business school applications.  We’re concerned but not panicked about this quarter’s performance in Test Prep.  We continue to focus on the new SAT rollout and our growing our tutoring, distance learning and supplemental educational services, that’s SES programs.

Margins remain at or above 70 percent.  We’re making the right moves to ensure continued growth here.

In K-12 services, the revenue shortfall was simply a matter of timing.  As we’ve discussed, a large percentage of our total revenue comes from large school districts which as we’ve discussed have Byzantine approval processes.  We’ve adopted revenue recognition policies that prevent us from recognizing revenue from these contracts without a signed agreement in place by the end of the quarter.

We’re serving two significant contracts that despite our best efforts were not formally signed by the end of the quarter.  As a result we did not recognize $3.8 million in revenues from these two contracts but we’re required to book the related expenses.

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Had we recognized the revenue, K-12 would have been up approximately 65 percent from the third quarter of 2003, divisional operating loss would have dropped from $1.3 million in Q3 of 2003 to less than $500,000 this quarter.  We expect we’ll be able to recognize that revenue in Q4.

We’re moving towards longer term contracts.  The renewal of our professional development contract in New York, for instance, was for five years.  We’ll continue to work at getting those contracts signed quickly and we’ll adjust our forecasts, including our Q4 guidance, to reflect the expectation the contracts will sign slowly.  I have every expectation that our back office will catch up to this division’s growth and academic performance.

Admissions Services was not a timing issue.  Young and I have been working furiously to put this division in high gear and we’re making some progress.  On our regularly scheduled earnings call in November we’ll provide you with more detail about our strategy for the division, but meanwhile we’re rolling out over the next couple of weeks new sales, new marketing, and new product, but in the meantime the division’s performance was again weak and we’re in a footrace to turn things around this quarter.

Unless we can make progress, we may need to take an impairment charge in Q4 with respect to the goodwill related to the Embark acquisition.

All of that said, the third quarter was well below expectation.  Revenue was approximately $30 million, or $34 million before the timing delay of the K-12

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contracts, compared to our previously issued guidance of $38 million to $40 million.  We lost 2 cents.  With the K-12 contracts this would have been a profit of 6 cents compared to our previously issued guidance of 15 to 17 cents.  As of this date we’re not providing any guidance beyond the current quarter.  We’ll provide updated guidance for Q4 and a full year 2005 on our regularly scheduled earnings call.  We fully expect both K-12 contracts to sign in October right through the end of the month -- we fully expected, I’m sorry, both K-12 contracts to sign in September, but the rest of the shortfall should not have taken us by surprise.

While our accounting department is working hard to implement new systems, including Oracle, and make other process improvements, we clearly need to extend our planning horizon and will take immediate actions here as well.

Before taking your questions, it’s important to note that the fundamentals for us to deliver solid and improved operating results remain intact.  One bad quarter doesn’t make me question the approach that has tripled our revenues in the past five years.  We’re by no means unaware of the challenges we face but we’ll meet those challenges head on with a better understanding of the K-12 contract cycle as it continues to evolve, renewed performance by Test Prep, and a full guns approach to tying the pieces in Admissions Services into a compelling buy for our clients.  Thank you all for making time to be on this call and with that we’re ready for questions.  Operator?

OPERATOR:  We will now begin the question-and-answer segment of the conference.  If you would like to ask a question during this period, please press “star,” “1” on your

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touchtone phone.  If you no longer wish to ask your question, press star 9.  If you enter the digits incorrectly, please allow five seconds before you reenter the digits.

Once again, to ask a question, press “star,” “1” on your touchtone phone.  The first question is from Bob Craig from Legg Mason.

<Q>:  Hey, guys, good morning.

<A>:  Good morning, Bob

<Q>:  A couple of questions.  Could you explain or describe the front end services ramp on some of these contracts?  I mean, what it entails and how lengthy a process is that?

<A>:  Well, I’ll give you an example.  I mean, one of them is the professional development contract with the Bronx.  We have 30 to 40 people working full time servicing that contract and have been working pretty much full time, they worked full time for the whole quarter.  All of those services have to be expensed, and meanwhile you can’t take in revenue.

<Q>:  Right.  So that is in no way atypical of a lot of the contracts that you’re now working towards and signing?

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<A>:  No.  I mean, the overall margins for this division are circa 50 percent and that professional development contract, as you know, the margins are a little lower.  The costs in that division are quite real.

<Q>:  Overall, John, are you pleased with the progress you’re making in terms of building the pipeline in K-12?

<A>:  I’m very pleased.  That division is generating tremendous buzz in the school community.  We’re hearing very positive feedback, and the pipeline is very strong.

<Q>:  Is there any way to categorize, I mean the, sort of the other 10 cent differential, you know, sort of breakout between Test Prep, how much that might have contributed to it in the shortfall or continued weakness, I guess, in Admissions Services?

<A>:  Test Prep was actually 5 to 6 cents of the shortfall.  So the Admissions Services, while a smaller number, will probably have a bigger shadow into Q4 though.

<Q>:  And I take it, John, that, you know, the weakness in LSAT and GMAT was certainly less than you expected.  Is there any way to quantify how much that business might be down year to year or maybe even ask another question.  Do you feel in any way, shape, or form you are losing share in that business

<A>:  Overall I feel we haven’t lost share.  The GMAT market has moved with the business school market, and if you look at applications to business schools over the past two years, they’ve dropped.  You know, they’ve plummeted.  Our GMAT revenues have been down but nowhere near the decrease in those aps.

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We decided on the GMAT course that we were positioned a little bit wrong.  The course was aimed at efficiency, it was short, small classes, and we decided to beef it up and make sure that the students we were attracting were the 650, 700, 750 level students who really want to go to the most competitive business schools where we think the market is still very strong and will be.  That’s a process of just reeducating the market that this is a more rigorous course.

In LSAT we also upgraded the course but we made it much more rigorous.  It is I believe now like a 60 or 70-hour course, and the course schedules for the launch of this thing were just two weeks longer than the course schedules were a year ago, and a lot of enrollment comes in the last two weeks.  We just showed up 10 minutes late for the train.  We set up a course that started when the kids thought they still had plenty of time, and that was just a horrible mistake.

<Q>:  Okay.  And last question.  I’ll jump back in the queue.  But you mentioned on the third quarter call you’re going to give more strategic direction regarding the Admissions Services business, but you did mention some recent changes, new sales and marketing and new product and so on.  Can you describe some of those changes and I’ve got sort of a broader based question.  Is this a business that is due to remain part and parcel of your arsenal going forward or ultimately might we not see this included in the Princeton Review?

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<A>:  The -- really about a year ago, it first became clear.  As Young first sort of righted the ship and stopped the freefall that he inherited, that the technology part of this business was fundamentally a commoditized kind of business, that where we wanted to be in this business, with the reason for the Embark acquisition to begin with was to move everybody into the notion of a marketplace of college and graduate school admissions.  It’s really a marketing side.  It’s helping colleges and graduate schools find students.

The planning process, I got a little bit of a late start because I had been so involved in K-12, but Young and I for six months now have been working on really a process to move our clients to this new place, to move our product to align to it and to make sure that our sales and marketing align to it.

The mission and the strategy for this division was always fine, or has been fine for a while, but the actual reality of this business has been stuck in selling technology for a couple of years now.  This launch makes this division what we said it would be, and I’m certainly not even going to think about discontinuing this division until we’ve given it at least a couple of quarters to prove out if this is going to work.  And I’m highly confident it will work.  We’ve worked very hard to load the gun and now we’ve got to shoot it.

<Q>:  Okay.  Great.  Thanks, guys.

<A>:  Thank you.

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Operator:  The next question is from Richard Close from Jefferies.

<Q>:  Hi, guys.  Just maybe a follow-up on the breakout between Test Prep and the Admissions Services.  You said Test Prep accounted 5 to 6 cents of that, and on the revenue side, what was the breakout?  I mean, like 90 percent of the remaining $4 million on Test Prep of revenue, of the revenue miss?  Is that about right?

<A>:  Test Prep revenue was $3 million to $4 million below what we were forecasting.

<Q>:  Right, okay.

<A>:  And the rest is elsewhere.

<Q>:  All right.  And let me just be sure I understood your comments in the beginning.  You said that Test Prep margins are, you know, still hovering around that 70 percent rate, correct?

<A>:  Yes.

<Q>:  Okay.  All right.  So then the majority -- then it’s safe to say that, you know, the 5 to 6 cents essentially associated in the midst, with Test Prep is just based on the revenue?

<A>:  Yes, it’s totally based on the revenue.

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<Q>:  Okay.  Then moving on, and I know you don’t have -- you know, you don’t have updated guidance here for the fourth quarter and all that, but you said something that the fundamentals have not changed in your business.  Is this sort of, you know, what happened here in this quarter, is it just, you know, sort of a throw-away quarter?  You know, obviously you can’t make promises that this is not going to happen again, but you feel good about where the business potential is going out?

<A>:  There are a couple of things that will have an echo.  First, we will forecast, again more conservatively in terms of contract recognition on K-12.  I don’t want to be surprised again by a contract not signed by the end of the quarter.

Second, the Admissions Services shortfall was also a shortfall in bookings and will reverberate through Q4 and possibly Q1.  Again this relaunch is in process right now and we’re going to work like hell to catch up, but you’ll see some reverberation moving forward in there.

Other than that, I don’t see this as evidence of a systemic problem.  I see it as some balls dropped and a lot all in one quarter and we’re pretty committed to not having that happen again.

<Q>:  Okay.  And then on the -- you know, obviously you’re fighting a, you know, negative trend on the GMAT and so there’s nothing necessarily you can do there.  How do you feel about the, you know, you realigned the LSAT and all that.  How do you feel about that test going forward and the opportunities with that test?

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<A>:  I think law school is going to do fine as a destination over the next couple of years, and I’m not concerned that LSAT, overall test takers is going to fall.  I think it’s going to do fine.

The market is an interesting one.  It’s sort of bimodal.  There are a whole bunch of kids who are very, very serious about the LSAT and about being in law school and then another group as large who is more concerned about efficiency and they’re busy and don’t want to spend a tremendous amount of time prepping, and our strategy has been to compete with Kaplan for the second group and now it’s to grab the first group, to give the most intensive course and to give Kaplan the other one and say, we will take the kids who really want to go to law school and you take the other guys.

I think, you know, our market share there has got to be under 30 percent, and based on sort of the market size and everything we see, I think we can grow our presence dramatically even as the market itself probably moves slightly north.  Did that answer the question?

<Q>:  Yeah, that’s fine.  And then on the launch of the admissions, when did you launch that?

<A>:  We haven’t launched it.  The actual site launch rolls over between pretty much next week and the end of the year.  The marketing launch is starting this week, and the sales launch alongside it.  I mean, this is -- it’s right now that we are launching, and you’ll see it -- again I’ll explain it more fully on the next call, but you’ll see it fully take shape over the next two months.

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<Q>:  Okay.  And then one final one and turn it over here.  But if you look at the shortfall in revenue on Test Prep, I think you said $3.4 million or something like that, if you looked at it, you know, broke it up in the LSAT and the GMAT, which had the greater impact on that shortfall versus your expectations?

<A>:  LSAT by far.

<Q>:  Really?  And again, just exactly why people deferred and all that?  Just the timing aspect?  I’m not necessarily clear on that.

<A>:  It wasn’t deferred.  I mean, those kids aren’t coming back.  The ones who we lost, the ones who were going to prep for the October LSAT probably did it elsewhere.  The course we ran was a great course.  It’s gotten very strong evaluations and score improvements look terrific, but it started a couple of weeks earlier than I think people expected because it’s a course with more hours.  Those more hours could be shoved into the same footprint or they could be spread out over a longer one and when it’s back to school and kids are all kind of in motion around the end of August through the end of September, those weeks matter and we just put together the wrong schedules for that semester for this course.

<Q>:  And it’s really based on a strategic move to, you know, give away that shorter course essentially to Kaplan?

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<A>:  Yeah.  Again, shorter doesn’t necessarily mean over fewer weeks.  It means just fewer hours, and I’m fine ceding Kaplan the kids who want to prep real quick market in LSAT because I think we can take a market that will turn out to be larger.  If the thought leaders, if the kids going to the better law schools are taking us, I think a lot of other kids will follow.  But you’ve got to fit into their life, and this course didn’t.

<Q>:  Okay.  Thank you.

<A>:  Thank you, Rich.

Operator:  Once again if you would like to ask a question at this time, please press “star,” “1” on your touchtone phone.

The next question is from Hank Feinstein from Gagnon (ph).

<Q>:  Good morning, John, Mark, and Steve.

<A>:  Good morning.

<Q>:  Could you explain a little more about the two missed contracts on the K-12 division?  As I understand it, you’ve missed about just under $4 million in revenue.  How much cost did you actually incur in the period and when do you expect those contracts to be signed?

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<A>:  I expect those contracts both to be signed by the end of this month.  One of those contracts is a very high margin contract and the other is a low margin contract.  I’m not sure we really give out specific numbers on contracts, but I think you could sort of back into it by looking at the 8 cents.

<A>:  Well, 8 cents is the revenue because we left the costs where they are.

<A>:  No, 8 cents -- right.

<Q>:  But you’re fully staffing both of these projects?

<A>:  Oh, absolutely.  I mean, the cost, if you look at the overall margins for the division of 50 percent, you wouldn’t be wildly off to say that this is $4 million in expenses.  I’m sorry, that it’s $2 million in expenses.

<Q>:  $2 million.

<A>:  Versus the $4 million in revenue.

<Q>:  So basically you’ve incurred $2 million of costs but have not been able to bill either those costs or the normal margins that go with it?

<A>:  Right.

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<Q>:  Okay.  And in the future -- these are, I assume, ongoing contracts that have been in place in prior periods.  When you go out to get a new contract, do you invest this kind of capital?

<A>:  It’s unlikely that if this were the first year of a contract that we would have put that much money in before a contract was signed, but it’s not impossible.  The fact is we’ve always spoken about it from a cash point of view, that you’re jumping in, you’re getting started on a contract as soon as you have sign-off.  And sign-off is a complicated thing.  That alone, just getting the handshake from a school district is not a casual thing.  Between that and getting paid has always been our concern.

Now, our additional concern is between that and having a formal contract and then getting paid, but in the meantime you’ve got to get going and service the thing because as slow as the processes are, the need to jump in is very real.

<Q>:  Well, sure.  The school year is --

<A>:  We’re not going in blind.  There have been funding approvals, we’ve won the RFPs.  There’s been signoffs all along the way.  We just don’t have the final signed and countersigned contract.

<Q>:  I see.  So this is really a technical issue?  The contracts have been awarded to you?  It’s just a question of having the lawyers finish the documents?

<A>:  Absolutely.

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<Q>:  Okay.  With respect to the remaining Embark goodwill that you mentioned, to change the subject, you’re anticipating the possibility of having to take an impairment charge.  What would the maximum exposure be?  How much goodwill is left from the Embark acquisition?

<A>:  $8.4 million is the total goodwill

<Q>:  $8.4?

<A>:  Yeah.

<Q>:  And what was the total purchase price for Embark?

<A>:  It was around $12 million.

<Q>:  12?  Okay.  To jump for a minute on the legal LSAT program, you mentioned Kaplan, but my recollection is that there’s another major company in there, a smaller name but better followed which is called BAR/BRI.  How do you compete against them with respect to law school applicants?

<A>:  BAR/BRI is actually a bar review course.  Once you’re in law school and -- or actually finished with law school and you’ve got to take the bar, the great majority of students take BAR/BRI.  We don’t compete in the bar review market.

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There is a third player in LSAT, a small player based in Southern California called Test Masters who has been pretty successful in Southern California at grabbing the high end of the space.  They have a long course, many hours in a large lecture format that we’ve been watching for some time, and frankly as we look at it, we said we like their position versus Kaplan more than we like our position versus Kaplan, and it’s one of the reasons we adopted this model.

<Q>:  In terms of a percentage of the market, what would you estimate your percentages in the legal, LSAT market compared to the other two entities?

<A>:  If I had to guess, Kaplan has a 50-plus, maybe 55 percent market share.  We probably have 25, and Test Masters probably has 10 or 15.  There are some other mom-and-pops that are trivial.

<Q>:  Okay.  Thank you very much.

<A>:  Thank you, Hank.

Operator:  The next question is from Bob Craig from Legg Mason.

<Q>:  A couple of follow-ups.  One, on the systems and control side, John, you made some comments related to that and I was wondering if you could assess where you are versus where you want to be in that regard and will the Oracle system get you there?  Are there other facets to that improvement that you’re planning to make?

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<A>:  There are a lot of facets.  I mean, the first one is just the contracts division, and we spoke about that some time ago.  Margot Lebenberg joined us as the corporate counsel, and she and Steve have set up a contracts group.  Second is the staff of the accounting department and the organization of the accounting department.

You know, we have grown a lot over the past several years, and it’s a complex company.  We’re small, but there are a lot of moving parts.  That department has to be great, and the demands of Sarbanes and everything else raise the ante there.

Finally, the electronics systems behind those people have to be improved.  We’re at the front end of the Oracle implementation.  There’s just so much work to be done there, and that’s going to take us still a couple more quarters to complete.  When the smoke clears, we’re going to have a top notch staff, organized correctly, bolstered by a great legal staff and built on a world class accounting platform.  So, you know, we’re committed to getting it right, but we’re not out of the woods yet.

<Q>:  Probably by the end of ‘05 before all that’s completed?

<A>:  No.

<Q>:  Sooner?

<A>:  I think sooner than that but certainly not the end of ‘04.

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<Q>:  Okay.  Another question.  I know you’re not providing guidance, but on the Admissions Services side, I take it there’s not going to be an EBIDTA-positive year for this division.  Is that still the case?

<A>:  I’m afraid that’s probably the case.  You know, again, everything I do for the next two months will be to make that number positive, but that’s a long putt.

<Q>:  Okay.  And the earlier thought was a $1.5 million operating loss plus about $2 million in D&A and I take it the loss is going to be greater than that.

<A>:  Yes.

<Q>:  Lastly, John, could you indicate what progress you are making on the SES front?

<A>:  It’s a little early to tell.  We’ve got a ton of schools signed up, and the SES market is still kind of forming.  A couple of developments.  One is that most of the large school districts have been notified that they are either not allowed to run their own programs as of right now or as of next year.  So New York won’t be running an in-house course this fall.  Chicago and LA will be but they have been told by their states that this is the last year.  So that takes the SES market to a different place once there’s no home team.

Second is that a lot of school districts are picking a model where they are going to have an outside provider in each school, chosen by the principal, and we think it’s a

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good model.  The less you’re having kids drive all over the city after school, probably the better for everybody.  Again, our relationships with school districts I think position us well to be the home team in a lot of schools.

Third, various regs that are being considered in that market will encourage a level or reward a level of professionalism that I think not that many players are going to be able to produce and start actually holding SES providers accountable for the academic performance of their kids.  We think that is going to serve us well.  In the end you’ve got Sylvan, Kaplan, Edison, there’s a small start-up called Platform, and us, and I think all of us are pretty well positioned to take pieces of that market.

Revenue starts generating and it generates with hours of class time, which -- and all of that starts in Q4, but we’re pretty optimistic that SES is going to be a significant driver of the Test Prep division moving forward.

<Q>:  And, Jonathan, if the man you are planning to vote for for President wins, how does that change things?

<A>:  [Laughter].

<Q>:  Jumping to conclusions there.

<A>:  Jumping, as a good upper West-Sider, the concern I’ve long had is the way that a Democratic administration would kill SES, is not by changing the law but by changing the regs or by interpreting the regs differently.  The Department of

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Education has some leeway there and the footrace is going to be between the desire of school districts on the one hand to kill SES and how entrenched it is in the minds of parents as a great thing from the Government where they get to get an outside tutor.  So it’s to me clear that SES if Bush is reelected, is going to be with us for a very, very long time.  It is still too early to tell if the Kerry administration would encourage SES or would kill it.

<Q>:  Okay.  Great, guys.  Thanks.

<A>:  Thank you.

Operator:  The next question is from Matt Blaze from Paradox Asset Management.

<Q>:  Yes, I have to admit that I’m still a little bit confused and dismayed obviously by the news I’ve been hearing on this call.  I guess I still do not understand how, X the K-12 business which was a timing issue, the other businesses were obviously clearly having a very, very poor quarter and the quarter itself would have been very, very bad even without those issues.  Why are we hearing about this three weeks after the end of the quarter; and secondly, can you discuss your insider sales --

<A>:  Sure.

<Q>:  That have been happening throughout the end of the quarter and even into the month of October?

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And lastly, I’d like to understand, now that in your third year as a public company and you’re talking about the fact that you’re still going to need a couple of quarters to get your accounting systems stabilized and up to par, at what point does investors and shareholder value come into play here given the fact that the stock now I think trades about a dollar and a half above its all-time low after three years as a public company?

<A>:  Well, there are a couple of questions here, and I’ll try to take them one at a time.  The first one is, there are a couple of people here with 10b5 programs, and I -- while I don’t have a formal program, I’ve long said that I sell 50,000 shares a quarter, and I’ve done that pretty much straight through since we went public.  There’s no -- and I have, with my family and so forth, circa 10 million shares.  I’m not going anywhere.

Second, to the timing of this call, Q3 is somewhat back loaded.  You’ve got the back -- all of the graduate courses are back-to-school courses and they all start sometime in September.  So you, the very end of August through September is when these courses start.  Enrollment comes, in generally, the great part of it in the last two weeks before the end of the semester.  We knew this term would be weak probably -- I mean we knew it, knew it probably at the beginning of this month, a couple of weeks ago, and what we didn’t know is exactly what the numbers would come out to.

So again when I talk about our planning systems and tracking systems, I think we can do better and we should.  I am much -- I’m primarily concerned about the weakness itself, the performance of the division, but we are certainly concerned about our ability to forecast more successfully and our ability to let people know, to be more transparent.  Again, I think we could have done this call and should have done this call a few weeks ago.

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The third question, you know, in terms of those systems, again the company is growing pretty quickly.  I think our accounting systems were fine when we went public and had been fine.  Sarbanes takes up the level, it pushes you somewhat, the growth of the business pushes you somewhat and just good management practices makes you want to continue to evolve things.

The business primarily, the great majority of the business, we’re selling thousand dollar Test Prep courses where you get paid up front.  And as we’ve moved into a more complex world with very large contracts that get paid very slowly and now it turns out sign very slowly, the need for very different sorts of systems has become apparent.  If the K-12 division had been less successful, our accounting department would be certainly sufficient to handle the demands of being a public company.

You know, the metaquestion that you’re asking is three years in, we’re trading at half of what we went out at.  This is the first -- this is the first quarter that we have significantly underperformed, but overall the company is not where people think it should be and where I think it should be.  We’re growing quickly.  As a public company we’ve grown circa compounded 20 percent, plus I guess, and the bottom line has moved sharply north.  This quarter is disappointing, but I have every reason to believe that we are going to be the company that we discussed and that we planned, and we’re going to be there more or less when we said we were going to be there.

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<Q>:  Thank you for your candor.

<A>:  Thank you.

Operator:  The next question is from Randy Watts from Boston Company.

<Q>:  Yes, I’ve got to echo the last caller’s comments in that I’m pretty concerned about what’s going on here.  You know, I understand the K-12 miss and I understand the Admissions Services miss but I’m a little surprised about how nonchalant you guys sound about the LSATs.  I guess the first thing is it looks like you guys changed your model without regard to what your customers want.  Are you going to change it back?  And it seems clear you lost a lot of market share this quarter to Kaplan.  That’s a very negative sign.  And, you know, if most of the market is B students, that’s great that you want to focus on the A students but if that’s not where the market is, it seems like you’re going in exactly the wrong direction and you should be changing it back.

And then finally, you know, when you make these changes to the courses, you guys have been doing this long enough that I’m a little surprised that when you make the change to the course and it’s this negatively accepted by the market but you didn’t know through prior testing, et cetera, that the change you were going to make was going to have that kind of an impact.

<A>:  The -- we tested this LSAT course pretty thoroughly over the past year.  It’s getting some terrific score improvements.  It’s getting terrific evaluations from the kids taking it.  In the markets where we have launched it, enrollment is fine and word of mouth is very, very, very strong.

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The fact is we’re a word of mouth business.  Everything comes back to, do you get scores up and do kids walk out of there happy.  You don’t have to advertise if you’re getting the goods done, and this was clearly, you know, to my mind, we made a rookie mistake in terms of the timing of that launch and the way it was handled.  It was unacceptable, and I’m not saying anything else.  However, already if you look at the December course enrollment, which is the next semester of LSAT, enrollment is strong.  It’s not way up, it’s not going to break any records, but it’s on line, on track to be the kind of course we’re talking about.  If it continues to generate good word of mouth, if it continues to generate good score improvements, this course will be a huge winner.

We have struggled to take market share from Kaplan in LSAT for years now, and the model we had just wasn’t going to do it.  In SAT we’re the market leader.  In MCAT, the medical school admissions test, also a high-stakes important test which we launched in the early Nineties, we overtook them over the past couple of years and are now the largest MCAT course.

There’s no reason we can’t be the largest LSAT course in the country, and the old model wasn’t going to do it.  I firmly believe the new model is, and if I screwed up the launch and we did, I still believe in the program, I still believe we’re going to take share, and the December course and the evals and score improvements lead me to believe that I’m right.

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<Q>:  Okay.  So the follow-up to that is in the September quarter, I want to make sure I understand this correctly.  In the September quarter, the new format was not rolled out to all markets?

<A>:  It was rolled out to all significant markets.

<Q>:  So there’s no way to interpret enrollments under the old version versus the new version?

<A>:  No, I agree with you that the new course, that if we had stuck with the old version, we would have had improved -- we would have had enrollment like we always have in LSAT.  We would have had weak market share, not declining market share but not improving, either.  We’re just stuck, but it certainly would have been a lot better than this.

<Q>:  Okay.

<A>:  We screwed -- I agree we screwed up the launch, but it’s not because the model is fundamentally wrong.  I’s just because we implemented badly.

<Q>:  Okay.  Last question.  In the December quarter, do you think enrollments on the new version of the LSAT are going to be in line with where they would be if you’d kept the old version?

<A>:  Yes.

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<Q>:  So you think it was simply when you rolled it out in the quarter and you think in December the enrollment numbers will be back on line?

<A>:  Yes, I do.

<Q>:  Okay.  Thank you.

<A>:  Thank you.

Operator:  The next question is from Jason Lineberger from Bank of New York.

<Q>:  Hi, it’s actually John Louie.  Quick question on the K-12.  I’m just trying to understand the nature of the business, your clients.  Spending $2 million and not having $4 million in contracts signed, does that buy you goodwill or do they expect that of any player who’s going to, you know, do business with the school districts?  And on the K-12, how do you then, if this is a lumpy business with signings that delay, what’s your art in being more conservative in future guidance?

<A>:  Well, first, I don’t believe it buys you goodwill.  I believe it’s just -- you’ve got to service clients, you’ve got to teach kids, you’ve got to work with the teachers.  The good news is that contracts are generally not one-year contracts.  For instance, as I said, the Bronx is a five-year contract.

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As you build the business, as you have a deeper relationship, as you’re operating on existing contracts, this problem becomes a much smaller part of the business.  When you’re in a high growth mode, it makes this problem much more pronounced.  In terms of how we’ll handle it, a lot of contracts tend to start with the start of the school year.  So we think that from a signing point of view, this kind of thing is likely to happen in Q3.

It’s likely to happen that contracts are going to slip into Q4.  There are not that many big contract signings in Q4 that are going to slip into the following year.  I’m not sure that the largest effect of this will change our yearly guidance.  I think it might have more of an impact on quarterly guidance.

<Q>:  Great.  Thank you.

<A>:  Thank you.

Operator:  The next question is from Richard Close from Jefferies.

<Q>:  Yeah, it’s sort of a follow-up to that question.  You’re, you know, incurring expenses on these contracts.  Do you -- I mean, do you expect to sign them and then the revenue comes in in the fourth quarter.  Do you expect, like, a bump on the revenue?  It’s just, you know, a delay?  I mean, do you get one-time, you know, home run, you know, once you sign it?  Or how does that work?

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<A>:  All other things being equal, yes, you would expect Q4 to look unnaturally good in the same way that Q3 looks unnaturally bad.  There may be smaller numbers but still numbers that slip into following quarters, and we’ll give guidance on Q4 on our call in two weeks, and it’s --

<Q>:  So --

          A.            If there were a large --

<Q>:  To be sure with respect to the services you’re providing currently, you’re going to get paid back on those?

<A>:  Oh, yeah.

<Q>:  Okay.  I just wanted to be clear on that.

<A>:  Yeah, these are not speculative, you know, sort of, hey, let’s service it and see what happens.  These, as Steve said, are good contracts based on RFPs that we’ve won and based on long negotiations and the contracts exist and, in fact, we’ve signed them.  But that doesn’t do it.

<Q>:  Okay.  Now, are any of these -- these are all renewals, correct?  Or are they --

<A>:  These two are both renewals.

<Q>:  Renewals?  Okay.  Thank you.

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Operator:  Mr. Katzman, there are no more questions in queue at this time.  You may continue with your presentation or closing comments.

John Katzman - Chairman and CEO:  No, I, again, appreciate everybody’s time and we’ll be back in two weeks hopefully with some better news, and I appreciate your questions and comments.  Take care.